FINANCIAL STATEMENTS AND
               INDEPENDENT AUDITOR'S REPORT

                    TVI CORPORATION

               YEAR ENDED DECEMBER 31, 1996































                    DANIEL G. GILLILAND, CPA, P.C.
                    7700 LEESBURG PIKE
                    SUITE 402B
                    FALLS CHURCH, VA  22043

                         TABLE OF CONTENTS

                                                       Page

Independent Auditor's Report                           1 - 2

Financial statements:

   Balance Sheet                                       3 - 4

   Statement of Income and Accumulated Deficit         5

   Statement of Cash Flows                             6

Supplementary information:

   Schedule of Cost of Sales                           7

   Schedule of General and Administrative Expenses     8

Notes to Financial Statements                          9 - 16

                       INDEPENDENT AUDITOR'S REPORT



To the Board of Directors of
TVI Corporation

I have audited the accompanying balance sheet of TVI Corporation as of December 31, 1996 and the related statements of income and accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TVI Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note M to the financial statements, the Company has incurred a substantial cumulative net loss from operations from its inception through December 31, 1996, and increased its accumulated deficit during the year. The Company has violated certain loan covenants, does not have sufficient cash flow to pay interest on its debentures, faces an economic environment of reduced military spending and operates without a bank line of credit. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management's activities in regard to these matters are also described in Note M. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

My audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedules on pages 7, 8 and 9 are presented for purposes of additional analysis and are not required parts of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ Daniel G. Gilliland
Daniel G. Gilliland, CPA, P.C.
Falls Church, VA
March 25, 1998

                        TVI CORPORATION

                        BALANCE SHEET

                        DECEMBER 31, 1996


    ASSETS


    CURRENT ASSETS
         Cash                                    7,908
         Accounts receivable                     171,569
         Inventory                               644,716
         Loans receivable - officers             7,500
         Prepaid expenses and other              4,448

         TOTAL CURRENT ASSETS                    836,141

    PROPERTY AND EQUIPMENT
         Shop equipment                          599,853
         Furniture and fixtures                  101,102
                                                 700,955

         Less:  Accumulated depreciation         374,631

         NET PROPERTY AND EQUIPMENT              326,324

    OTHER ASSETS
         Taxes receivable                        1,525
         Deposits and Other                      4,125

         TOTAL OTHER ASSETS                      5,650

    TOTAL ASSETS                                      $1,168,115

            LIABILITIES AND STOCKHOLDERS' EQUITY

    CURRENT LIABILITIES
         Accounts payable - trade                173,864
         Loans payable - officers                137,907
         Accrued payroll taxes                   34,588
         Accrued expenses                        88,628
         Current maturities                      77,367

         TOTAL CURRENT LIABILITIES               512,354

    LONG-TERM LIABILITIES
         Loans payable                           165,033
         Debentures                              175,000
         Less:  Current portion                  (77,367)

         TOTAL LONG-TERM LIABILITIES             262,666

    STOCKHOLDERS' EQUITY
         Preferred stock                         72,158
         $1 Par Value; authorized 1,200,000 shares;
          issued and outstanding 72,158 shares
       Common stock                              222,180
         $.01 par value; authorized 25,000,000 shares;
         issued and outstanding 22,217,981 shares
       Additional paid-in-capital                11,957,353
       Accumulated deficit                      (11,858,596)

         TOTAL STOCKHOLDERS' EQUITY              393,095

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $1,168,115

                   TVI CORPORATION

       STATEMENT OF INCOME AND ACCUMULATED DEFICIT
              FOR THE YEAR ENDED DECEMBER 31, 1996


REVENUE
    Sales                              2,443,375
    Rental income - equipment          60,000
    Other income                       129,427
         Total                                   2,632,802

COST OF SALES                                    1,976,832

GROSS PROFIT                                     655,970

GENERAL AND ADMINISTRATIVE EXPENSES              595,500

OPERATING INCOME                                 60,470

OTHER INCOME (EXPENSE)
   Interest income                     152
   Interest expense                (89,345)
   Other income (expense)          (43,580)
         Total                                  (132,773)

LOSS BEFORE INCOME TAXES                        (72,303)
PROVISION FOR INCOME TAXES                             0
NET LOSS                                        (72,303)

ACCUMULATED DEFICIT AT DECEMBER 31, 1995    (11,786,293)

ACCUMULATED DEFICIT AT DECEMBER 31, 1996    (11,858,596)

Net loss per share                               (0.003)
Weighted Average of Common Shares Outstanding 21,300,000

                   TVI CORPORATION

              STATEMENT OF CASH FLOWS

         FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                         (72,303)

Adjustments to reconcile net loss to
   net cash (used in) operating activities:
       Depreciation                               86,052
      (Increase) in accounts receivable          (69,145)
      (Decrease) in inventories                   62,334
      Increase in accounts payable                17,334
      (Decrease) in accrued liabilities           (7,005)
    Total adjustments                             89,570

NET CASH PROVIDED BY  OPERATING ACTIVITIES:                17,267

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of capital equipment               (75,813)

NET CASH ( USED IN ) INVESTING ACTIVITIES:                (75,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings from officers                 61,439
      Issuance of common stock                     18,360
      Principal payments on long-term obligations (85,295)
      Retirement of long-term obligations          59,176

NET CASH PROVIDED BY FINANCING ACTIVITIES                  53,680

NET INCREASE (DECREASE) IN CASH                           (4,866)


CASH, BEGINNING OF YEAR                                    12,774
CASH, END OF YEAR                                          7,908

                        TVI CORPORATION

              CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
                   YEAR ENDING DECEMBER 31, 1996

                   Preferred Common    Capital      Retained       Total
                   Stock     Stock     Surplus      Earnings       Equity
Balance
Dec 31, 1995       72,158    203,820   11,271,914   (11,786,293) (238,402)

Exchange of
Promissory Notes             18,360    685,440                    465,398
for Common Shares
(1,836,000 shares)

Net Income,1996                                     (72,303)       378,831

Balance
Dec 31, 1996       72,158    222,180   11,957,354  (11,858,596)    378,831

Total Shares at 12-31-96:              22,217,981

                   TVI CORPORATION
              SUPPLEMENTARY INFORMATION
                   DECEMBER 31, 1996

                   TVI CORPORATION

              SCHEDULE OF COST OF SALES

         FOR THE YEAR ENDED DECEMBER 31, 1996
    Depreciation - Scanamural                    60,000
    Direct labor                                 421,299
    Direct materials                             700,554
    Equipment rental                             1,518
    Freight                                      45,656
    Miscellaneous sales expense                  3,135
    Production supplies                          11,152
    Purchase discounts                          (10,064)
    Resale equipment cost                        743,582

         TOTAL COST OF SALES                          $1,976,832

                   TVI CORPORATION

         SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
              FOR THE YEAR ENDED DECEMBER 31, 1996

Advertising                                      7,972
Auto                                             566
Bank service charges                             5,623
Consulting                                       100
Depreciation                                     26,052
Dues and subscriptions                           272
Directors' fees                                  2,417
Insurance                                        13,983
Legal and accounting                             44,773
Maintenance  - building                          8,982
Travel and per diem                              12,509
Miscellaneous                                    3,515
Miscellaneous taxes and licenses                 4,932
Office supplies                                  11,925
Postage                                          3,975
Printing                                         2,018
Public relations                                 1,790
Rent                                             120,059
Repairs and maintenance                          1,568
Research & development                           8,070
Salaries - officers                              78,682
Salaries - other                                 119,185
Subcontracting                                   10,958
Stockholders service                             7,123
Taxes - payroll                                  71,815
Telephone                                        7,183
Trash removal                                    2,985
Trade shows                                      1,608
Utilities                                        14,860

   TOTAL GENERAL AND ADMINISTRATIVE EXPENSES          $595,500

                   TVI CORPORATION

              NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 1996


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TVI Corporation was incorporated as a for-profit corporation under the laws of Maryland on January 28, 1977. It has since operated continuously under the charter granted by Maryland. The company was formed primarily for the exploitation of a parent portfolio acquired from one of the founders. The two principal patterns of the portfolio covered an "electrically conductive coating" and a "light-weight cellular concrete".

The company's business has historically been as a supplier of thermal products to the Department of Defense and to military agencies of other countries. The two principal products have been thermal targets and tank decoys. Because of the substantial downsizing begun for the Department of Defense, the market for the company's products has been drastically reduced, and its business has suffered accordingly. Further, there has been a concomitant reduction in foreign military aid and a military downsizing in other countries which has eliminated the Company's foreign market. To replace this lost market the company began the development and sale of a light weight, rugged, and rapidly deployable soft shelter (tent) for military use which used a collapsible frame based upon the design used for its tank decoy frame. During 1995 and 1996 it began the development and sale of commercial versions of its shelters in an effort to broaden its market and increase revenue.

The company's principal product lines in 1996 were disposable thermal military targets and military soft shelters. The targets consisted mainly of targets simulating the thermal signature of military tanks and related military assets. The shelters consisted mainly of one piece shelters with 150 to 400 square feet of floor space used for forward tactical applications such as communications and aid stations.

A summary of the TVI's significant accounting policies consistently applied in the preparation of the accompanying financial statements is as follows:

1.  Revenue Recognition

Revenue is recognized on standard product sales using the unit-of-delivery method whereby sales are recorded when title is transferred.

Included in product sales for the year ended December 31, 1996 is approximately $2,428,000 in sales of products to the United States Government.


2.  Inventories

Inventories are valued at the lower of cost or market determined by the first-in, first-out (FIFO) method.

Included in finished goods are $31,277 of field service, demonstration and other sales support inventory.


3.  Property and Equipment

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, using the straight-line method.


4.  Research and Product Development Costs

Research and product development expenditures are charged to operations as incurred.


5.  Net Loss Per Share

Net loss per share of common stock is computed based upon the weighted average number of shares outstanding. Non-qualified stock options granted by the Company are not considered in the per share calculations as they are anti-dilutive.


NOTE B  -  PREPAID EXPENSES AND OTHER

Prepaid expenses and other are comprised of the following:

         Prepaid insurance                        $  4,351
         Other                                          97
                                                   $ 4,448


NOTE C - PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

         Furniture and fixtures                   $ 101,102
         Machinery and equipment                    599,853
                                                 $  700,955

         Less:  Accumulated depreciation            374,631
                                                 $  326,324


NOTE D - ACCRUED LIABILITIES

Accrued liabilities are comprised of the following:

         Accrued salaries                      $   4,467
         Accrued interest                         42,280
         Deferred compensation                    36,463
         Payroll and other taxes                  37,045
         Other                                     2,961
            Total Accrued Liabilities                      $123,216


NOTE E - LONG-TERM  OBLIGATIONS

Long-term obligations are comprised of the following:

         Debentures                               $ 175,000
         Loans payable - Capital Bank               162,543
         Loans payable - DFAS                         2,490
            Total Long-term obligations           $ 340,033

Debentures consist of a promissory note with interest at ten percent (10%), payable semi-annually on December 15 and June 15. The principal balance of the notes plus any accrued interest is due and payable in full on December 15, 1998. The Company was in arrears as of December 31, 1996 on its last four interest payments totaling $35,000.

The liability to Capital Bank is collateralized by a blanket first lien on certain accounts receivable, contract rights, inventories, and property, plant and equipment. As of December 31, 1989, the Company was in default because it had violated certain covenants specified under the loan agreement. The lender has waived its rights under the default provisions through April 1, 1999.



NOTE F - COMMITMENTS AND CONTINGENCIES

1.  Operating Leases

The Company is obligated under operating leases for office and warehouse space. Certain of these leases are subject to escalation clauses. The following is a schedule by years of the approximate future minimum rental payment required under operating leases that have initial or remaining lease terms of one year or more as of December 31, 1996:

1.  Operating Leases

         Year ending December 31,

         1997                                $117,198
         1998                                $ 62,663
         1999                                $ 62,663
         2000                                $ 62,663
         2001                                $ 62,663
              Total  minimum lease obligations      $367,850
                                                      ======


Total rental expense under all leases charged to operations for the year ended December 31, 1996 aggregated approximately $120,059.


NOTE  G - INCOME TAXES

The Company has reported net aggregate losses for Federal income tax purposes from its inception through December 31, 1996 of approximately $16,561,400. The following is a summary of the net operating loss (NOL) carryover available at December 31, 1996:

      Year of                         Net operating loss
    Expiration                           carryforward

        2002                          $  548,685
        2003                             423,169
        2004                             388,200
        2005                             424,595
        2006                           1,153,109
        2007                             338,974
        2008                             911,381
        2009                             856,691
        2010                           2,630,062
        2011                              86,528
                  Total                           $ 7,761,394



NOTE H - STOCKHOLDERS' EQUITY

1.  Preferred Stock

As of December 31, 1996, the Company was in arrears on preferred stock dividends in the amount of approximately $7,216.


2.  Non-qualified Stock Option Plan

In 1995 and 1996, the company issued stock options to several key employees and board members under a non-qualified plan. Options were exercisable at prices ranging from $.05 to $.14 per share. As of December 31, 1996 none of the options had been exercised. By vote of the shareholders at the annual meeting in July 1997, the exercise price of all options was set at $.05.
At December 31, 1996, the following options for the purchase of common shares were outstanding:

    YEAR                      NUMBER          NUMBER          STOCK
  GRANTED      EXPIRATION    OF SHARES        EXERCISED       TRADING
                                                              RANGE

     1995        1998         252,000          -----          $0.02 - $0.97
     1995        2000         850,000          -----          $0.02 - $0.97
     1996        1998         250,000          -----          $0.04 - $0.18
     1996        1999         415,000          -----          $0.04 - $0.18
                            1,767,000
                              =======

NOTE I - SUBSEQUENT EVENTS

In October 1997 TVI settled a claim with a landlord seeking payment of rent owed. The claim was settled by payment to the landlord of cash, one TVI-produced shelter, shares of TVI stock and an option to acquire additional shares of TVI stock.


NOTE J - SUPPLEMENTAL CASH FLOWS INFORMATION

1.  Supplemental Disclosures of Cash Flow Information

The Company paid the following amounts for interest and income taxes during the year ended December 31, 1996:

    Interest                 $ 89,345
                              =======
    Income Taxes                   $0
                              =======



NOTE K - RELATED PARTY TRANSACTIONS

The president of the company, who is also a shareholder, makes periodic loans to the company for working capital purposes. As a result, the company has various collateralized notes payable to the president of the company with a total remaining balance of $136,818 as of December 31, 1996. These notes pay interest at rates of 10% to 13.5% per annum and are secured by Senior Purchase Money Liens of like amounts.

At December 31, 1996 officers of the Company had unpaid deferred compensation due in the aggregate sum of $36,463.

A director is also a partner of a law firm that provides the Company with general legal services. As of December 31, 1996 the Company had an outstanding balance of $16,965 in connection with services provided by the director's law firm.

NOTE L - COMMON STOCK TRANSACTIONS

The Company issued Units in a private placement in early 1994 which included a $10,000 Promissory Note with interest at 10% payable semi-annually. The company was in arrears as of June 30, 1996 on the last three interest payments. Pursuant to a Board resolution at its April 1996 meeting, the company conducted a voluntary exchange offer in which holders could exchange the Note and its accrued interest for 30,000 shares of restricted common stock.

Under the offer, 61.2 Notes representing $612,000 face value and $91,800 accrued interest were exchanged for a total of 1,836,000 shares of stock during 1996.

NOTE M - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which assume continuation of the Company as a going concern. However, the Company has incurred substantial losses from operations since inception. The Company has continued to sustain losses through December 31, 1996. The Company was in default on its bank borrowings as of December 31, 1996 and the bank has waived its rights under the default provision through April 1, 1999. Accordingly, recoverability of a major portion of the recorded asset amounts in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements on a continuing basis and the success of future operations. Management is aware of the difficulty of its situation and is pursuing various avenues that may improve or resolve the Company's situation. Management's activities include efforts to reduce expenses and increase revenue, attempts to obtain additional equity financing, meetings with and offers to bondholders; and meetings with possible prospective purchasers, especially those who may benefit from the knowledge and access to the defense market. Regardless of these activities, the Company may not be successful and may be required to take more drastic steps.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.